CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 22, 2010, relating to the financial statements and financial highlights which appear in the October 31, 2010 Annual Report to Shareholders of Managers Micro-Cap Fund (one of the series constituting Managers AMG Funds), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

Philadelphia, Pennsylvania

September 20, 2011